Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2024 Results

–Double-Digit Revenue and Adjusted EBITDA Growth for the Fourth Quarter and Full Year Combine to Generate Significant Margin Expansion
–Robust Fourth Quarter Operating Cash Flow of $248 Million and Free Cash Flow of $199 Million
–Leverage of 2.9X Net Debt to Adjusted EBITDA at Year End, a 0.5X Improvement in the Fourth Quarter

DALLAS, Texas - ARCOSA, Inc. - February 27, 2025:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2024.
As previously announced, Arcosa completed the acquisition of the construction materials business of Stavola Holding Corporation and its affiliated entities (“Stavola”) for $1.2 billion on October 1, 2024. Founded in 1948, Stavola is an aggregates-led and vertically integrated construction materials company primarily serving the New York-New Jersey Metropolitan Statistical Area (“MSA”) through its network of five hard rock natural aggregates quarries, twelve asphalt plants, and three recycled aggregates sites. Financial results for Stavola are included in the Construction Products segment from the date of acquisition.
Fourth Quarter 2024 Highlights

	Three Months Ended December 31,
	2024	2023	% Change

	($ in millions, except per share amounts)
Revenues	$666.2	$582.2	14%
Revenues, excluding the impact of divested business(1)	$666.2	$546.5	22%
Net income	$(7.7)	$27.1	(128)%
Adjusted Net Income(2)	$22.6	$33.2	(32)%
Diluted EPS	$(0.16)	$0.56	(129)%
Adjusted Diluted EPS(2)(3)	$0.46	$0.68	(32)%
Adjusted EBITDA(2)	$128.3	$84.3	52%
Adjusted EBITDA Margin(2)	19.3%	14.5%	480 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$128.3	$79.0	62%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	19.3%	14.5%	480 bps
Net cash provided by operating activities	$248.2	$62.2	299%
Free Cash Flow(2)	$199.2	$10.0	1892%

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Full Year Highlights

	Year Ended December 31,
	2024	2023	% Change

	($ in millions, except per share amounts)
Revenues	$2,569.9	$2,307.9	11%
Revenues, excluding impact from divested business(1)	$2,482.1	$2,154.6	15%
Net income	$93.7	$159.2	(41)%
Adjusted Net Income(2)	$147.9	$158.1	(6)%
Diluted EPS	$1.91	$3.26	(41)%
Adjusted Diluted EPS(2)(3)	$3.02	$3.23	(7)%
Adjusted EBITDA(2)	$447.0	$367.6	22%
Adjusted EBITDA Margin(2)	17.4%	15.9%	150 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$439.0	$346.9	27%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	17.7%	16.1%	160 bps
Net cash provided by operating activities	$502.0	$261.0	92%
Free Cash Flow(2)	$330.6	$94.1	251%
bps - basis points
(1) Excludes the impact of the divested steel components business for both periods presented. Financial results for the steel components business are included in the Transportation Products segment as part of continuing operations to the date of sale, August 16, 2024.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.
(3) Adjusted Diluted EPS for the three months and year ended December 31, 2024 was impacted by increased depreciation, depletion, and amortization expense due to the fair value markup of long-lived assets from recent acquisitions, predominantly Stavola, and a higher tax rate than expected. On a combined basis, these items reduced Adjusted Diluted EPS for the three months and year ended December 31, 2024 by $0.40 and $0.41, respectively.

Antonio Carrillo, President and Chief Executive Officer, noted, “2024 was a transformative year for Arcosa as we undertook strategic actions to enhance our growth businesses, reduce cyclicality, and drive margin expansion across the organization. Notably, the acquisition of aggregates-led Stavola, which we completed at the start of the fourth quarter, provided entry into the nation's largest MSA with increased exposure to lower volatility, infrastructure-driven end markets. Earlier in the year, we completed the acquisition of Ameron Pole Products which enhanced the growth profile of our Engineered Structures segment. We also divested certain non-core assets during the year to further optimize our portfolio, including the sale of our cyclical steel components business within the Transportation Products segment.

“Our actions combined to deliver record full year revenues, Adjusted EBITDA, and margin in 2024. With roughly balanced organic and inorganic contribution, Adjusted EBITDA increased 35% and margin expanded 260 basis points year-over-year, normalizing for the steel components divestiture and the large land sale completed in 2023. All three segments contributed to our strong results.”

Carrillo continued, “From a balance sheet perspective, we finished the year on a positive note and made solid progress toward our goal of reducing leverage to 2.0-2.5x within 18 months following the Stavola acquisition. During the fourth quarter, we generated $199 million of Free Cash Flow, enabling us to repay all outstanding borrowings on our revolver and end the year with Net Debt to Adjusted EBITDA of 2.9x, down from 3.4x at the end of the third quarter.”

2025 Outlook and Guidance

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Arcosa announced the following total Company guidance for full year 2025:
•Consolidated revenues range of $2.8 billion to $3.0 billion, compared to $2.5 billion in 2024, excluding $87.8 million from the divested steel components business.
•Consolidated Adjusted EBITDA range of $545 million to $595 million, compared to $439.0 million in 2024, excluding $8.0 million from the divested steel components business.
“Looking ahead, the strategic actions we completed in 2024 should accelerate our profitable growth in 2025. At the mid-point of our 2025 full year guidance range, we anticipate a 30% increase in Adjusted EBITDA and another year of significant margin expansion. As we benefit from nine months of inorganic contribution from Stavola this year, we also expect roughly 40% of our growth in 2025 to stem from a double-digit organic increase.

Carrillo concluded, “Overall, we are optimistic about Arcosa’s prospects in 2025 and beyond. Infrastructure-led demand fundamentals are expected to continue to positively impact many of our businesses, our proven track record of execution of our strategic vision to grow in attractive markets and simplify our portfolio, and the rapid progress we have made toward our commitment to delever the balance sheet underpin our confidence for 2025. As a predominantly US-centric company, we are encouraged by the pro-growth agenda of the new administration. While the potential impacts of both tariffs and renewable energy policy changes are unknown, we maintain an optimistic outlook that broadly policies will support the rebuilding, strengthening, and advancement of America’s infrastructure.”

Fourth Quarter 2024 Results and Commentary

Construction Products
•Revenues increased 31% to $311.9 million driven by recent acquisitions, including Stavola, which contributed $78.2 million.
•Organic revenues declined 4% primarily due to lower freight revenue and the divestiture of several small underperforming operations executed in the second quarter. Organic product sales revenue increased as higher pricing offset lower overall volumes in our aggregates and specialty materials businesses.
•Adjusted Segment EBITDA increased 52% to $80.8 million due to recent acquisitions, including Stavola, which contributed $27.1 million.
•On an organic basis, Adjusted Segment EBITDA decreased slightly primarily due to planned downtime in one of our lightweight aggregates facilities for a required equipment upgrade.
•Adjusted Segment EBITDA Margin increased 370 basis points to 25.9% from 22.2% in the prior year period, with Stavola contributing 290 basis points of the increase. Freight-Adjusted Segment EBITDA Margin was 28.3% compared to 25.3% in the prior year period.
•Depreciation, depletion, and amortization expense increased $16.4 million, or 57%. Approximately $12.1 million was related to the acquisition of Stavola.

Engineered Structures
•Revenues for utility, wind, and related structures increased 11% to $261.5 million primarily due to higher volumes in our wind towers business and the contribution from the Ameron Pole Products (“Ameron”) business that was acquired in April 2024. Revenues for utility and related structures decreased due to reduced steel prices, which impacted average selling prices, and lower volumes.

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•Adjusted Segment EBITDA increased 41% to $45.7 million, led by strong double-digit organic growth as well as the contribution from the acquired Ameron business. Margin expanded 380 basis points to 17.5% due to higher wind tower volumes, improved product mix and operating efficiencies in our utility structures business, and the accretive impact of Ameron.
•Order activity for utility and related structures remains healthy, and we continue to have conversations with our customers for additional wind tower orders for 2026 and beyond.
•At the end of the fourth quarter, the combined backlog for utility, wind, and related structures was $1,190.8 million compared to $1,367.5 million at the end of the fourth quarter of 2023. We expect to deliver approximately 64% of our current backlog in 2025.

Transportation Products
•Prior year fourth quarter results included revenues and Adjusted EBITDA of $35.7 million and $5.3 million, respectively, for the steel components business which was divested on August 16, 2024.
•Revenues for our barge business increased 28% primarily due to higher tank barge deliveries.
•Excluding the impact of the divested steel components business, Adjusted Segment EBITDA increased 103%, to $17.5 million, driven by higher tank barge deliveries and improved efficiencies.
•Adjusted Segment EBITDA Margin was 18.8% compared to 11.9% in the prior period, excluding the steel components business.
•During the quarter, we received barge orders totaling approximately $128 million for both tank and hopper barges representing a book-to-bill of 1.4.
•Our barge backlog at the end of the quarter was $280.1 million compared to $253.7 million at the end of the fourth quarter of 2023. We expect to deliver approximately 92% of our current backlog in 2025.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses of $16.1 million were roughly flat with the prior year.
•Acquisition and divestiture-related costs were $15.6 million in the fourth quarter compared to $0.8 million in the prior year. Costs in the current period primarily related to the Stavola acquisition completed during the quarter.
•The effective tax rate in the fourth quarter, adjusted for certain one-time items, was 43.5% compared to 25.8% in the prior year. The increase in the tax rate was primarily due to higher state tax true-ups and foreign currency impacts related to the depreciation of the Mexican peso.

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Cash Flow and Liquidity
•Operating cash flow was $248.2 million during the fourth quarter, an increase of $186.0 million compared to the prior year, driven by a reduction in working capital.
•Working capital was a $179.7 million net source of cash for the quarter compared to the prior year's $28.0 million net use of cash. The increase in cash provided by working capital was driven by a $115.5 million decrease in receivables and a $70.9 million increase in advance billings related to our wind towers and barge businesses.
•A portion of the reduction in receivables was driven by the sale of $45 million of our 2024 AMP tax credits, that closed in December. The sale resulted in a loss of $2.7 million which is reflected in the operating results of Engineered Structures.
•Capital expenditures in the fourth quarter were $53.3 million, compared to $58.7 million in the prior year, as we near completion on organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $199.2 million, up significantly from $10.0 million in the prior year.
•During the quarter, we repaid in full the $240.0 million of borrowings outstanding under our revolving credit facility.
•Net Debt to Adjusted EBITDA was 2.9x for the trailing twelve months.
•On October 1, 2024, we invested $1.2 billion, net of cash acquired, for the acquisition of Stavola, which was funded with a combination of proceeds from a private offering of $600 million of 6.875% senior unsecured notes that closed on August 26, 2024 and $700 million in borrowings under a variable-rate secured Term Loan B that closed concurrently with the acquisition.
•We ended the quarter with total liquidity of $886.6 million, including $187.3 million of cash and cash equivalents.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 28, 2025 to discuss fourth quarter and full year 2024 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-451-7724 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 62446. An audio playback will be available through 11:59 p.m. Eastern Time on March 14, 2025, by dialing 800-934-7884 for domestic callers and 402-220-6987 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2024 to be filed on or around February 28, 2025 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$666.2	$582.2	$2,569.9	$2,307.9
Operating costs:
Cost of revenues	537.3	475.2	2,054.7	1,864.1
Selling, general, and administrative expenses	89.0	66.6	320.0	261.1
Gain on disposition of property, plant, equipment, and other assets	(1.9)	(2.4)	(10.3)	(28.2)
(Gain) loss on sale of businesses	(1.4)	—	2.1	(6.4)
Impairment charge	—	—	5.8	—
	623.0	539.4	2,372.3	2,090.6
Operating profit	43.2	42.8	197.6	217.3

Interest expense	35.4	7.2	70.9	28.1
Other, net (income) expense	(2.6)	(0.9)	(3.3)	(6.7)
	32.8	6.3	67.6	21.4
Income before income taxes	10.4	36.5	130.0	195.9
Provision for income taxes	18.1	9.4	36.3	36.7
Net income (loss)	$(7.7)	$27.1	$93.7	$159.2

Net income per common share:
Basic	$(0.16)	$0.56	$1.92	$3.27
Diluted	$(0.16)	$0.56	$1.91	$3.26
Weighted average number of shares outstanding:
Basic	48.7	48.6	48.6	48.5
Diluted	48.9	48.7	48.8	48.7

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2024	2023	2024	2023
Aggregates and specialty materials	$287.1	$214.0	$977.9	$879.9
Construction site support	24.8	24.3	127.2	121.4
Construction Products	311.9	238.3	1,105.1	1,001.3

Utility, wind, and related structures	261.5	236.3	1,047.3	873.5
Engineered Structures	261.5	236.3	1,047.3	873.5

Inland barges	92.9	72.3	329.8	280.2
Steel components(1)	—	35.7	87.8	153.3
Transportation Products	92.9	108.0	417.6	433.5

Segment Totals before Eliminations	666.3	582.6	2,570.0	2,308.3
Eliminations	(0.1)	(0.4)	(0.1)	(0.4)
Consolidated Total	$666.2	$582.2	$2,569.9	$2,307.9

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2024	2023	2024	2023
Construction Products	$25.3	$24.4	$133.9	$138.6
Engineered Structures	32.4	25.4	126.4	95.7
Transportation Products(1)	17.2	10.0	30.2	45.8
Segment Total	74.9	59.8	290.5	280.1
Corporate	(31.7)	(17.0)	(92.9)	(62.8)
Consolidated Total	$43.2	$42.8	$197.6	$217.3

Backlog:	December 31, 2024	December 31, 2023
Engineered Structures:
Utility, wind, and related structures	$1,190.8	$1,367.5
Transportation Products:
Inland barges	$280.1	$253.7

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. During the year ended December 31, 2024, the Company recognized a pre-tax loss on the sale of $21.6 million, which is included in operating profit. See Reconciliation of Historical Adjusted EBITDA for the Steel Components Business table for the contribution of the steel components business to operating profit, included above, for the periods presented.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$187.3	$104.8
Receivables, net of allowance	350.2	357.1
Inventories	359.9	401.8
Other	56.6	48.3
Total current assets	954.0	912.0

Property, plant, and equipment, net	2,129.4	1,336.3
Goodwill	1,361.2	990.7
Intangibles, net	338.3	270.7
Deferred income taxes	2.8	6.8
Other assets	129.8	61.4
	$4,915.5	$3,577.9
Current liabilities:
Accounts payable	$237.3	$272.5
Accrued liabilities	166.4	117.4
Advance billings	100.2	34.5
Current portion of long-term debt	12.1	6.8
Total current liabilities	516.0	431.2

Debt	1,676.8	561.9
Deferred income taxes	200.6	179.6
Other liabilities	93.9	73.2
	2,487.3	1,245.9
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,696.5	1,682.8
Retained earnings	748.9	664.9
Accumulated other comprehensive loss	(17.7)	(16.2)
	2,428.2	2,332.0
	$4,915.5	$3,577.9

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$93.7	$159.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	195.0	159.5
Impairment charge	5.8	—
Stock-based compensation expense	24.3	23.9
Provision for deferred income taxes	25.2	31.8
Gain on disposition of property, plant, equipment, and other assets	(10.3)	(28.2)
(Gain) loss on sale of businesses	2.1	(6.4)
(Increase) decrease in other assets	23.6	(6.4)
Increase (decrease) in other liabilities	(42.8)	(7.1)
Other	0.4	6.5
Changes in current assets and liabilities:
(Increase) decrease in receivables	70.0	(47.8)
(Increase) decrease in inventories	59.2	(83.5)
(Increase) decrease in other current assets	(4.3)	(1.8)
Increase (decrease) in accounts payable	(48.3)	77.2
Increase (decrease) in advance billings	66.8	(1.4)
Increase (decrease) in accrued liabilities	41.6	(14.5)
Net cash provided by operating activities	502.0	261.0
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	18.3	36.6
Proceeds from sale of businesses	86.6	2.0
Capital expenditures	(189.7)	(203.5)
Acquisitions, net of cash acquired	(1,424.1)	(120.9)
Net cash required by investing activities	(1,508.9)	(285.8)
Financing activities:
Payments to retire debt	(502.0)	(143.8)
Proceeds from issuance of debt	1,635.0	160.0
Shares repurchased	—	(13.8)
Dividends paid to common stockholders	(9.7)	(9.8)
Purchase of shares to satisfy employee tax on vested stock	(10.6)	(11.4)
Holdback payment from acquisition	—	(10.0)
Debt issuance costs	(23.3)	(2.0)
Net cash provided (required) by financing activities	1,089.4	(30.8)
Net increase (decrease) in cash and cash equivalents	82.5	(55.6)
Cash and cash equivalents at beginning of period	104.8	160.4
Cash and cash equivalents at end of period	$187.3	$104.8

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in millions)
Net income (loss)	$(7.7)	$27.1	$93.7	$159.2
(Gain) loss on sale of businesses, net of tax	(1.1)	5.5	1.6	1.0
Impact of acquisition and divestiture-related expenses, net of tax(1)	31.5	0.6	48.2	1.7
Benefit from reduction in holdback obligation, net of tax	—	—	—	(3.8)
Impairment charge, net of tax	(0.1)	—	4.4	—
Adjusted Net Income	$22.6	$33.2	$147.9	$158.1

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(in dollars per share)
Diluted EPS	$(0.16)	$0.56	$1.91	$3.26
(Gain) loss on sale of businesses	(0.02)	0.11	0.03	0.02
Impact of acquisition and divestiture-related expenses(1)	0.64	0.01	0.99	0.03
Benefit from reduction in holdback obligation	—	—	—	(0.08)
Impairment charge	—	—	0.09	—
Adjusted Diluted EPS	$0.46	$0.68	$3.02	$3.23

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs. For the three and twelve months ended months ended December 31, 2024, includes legal fees accrued in interest expense in connection with the committed senior secured 364-day bridge loan facility that was available to fund the Stavola acquisition in the event permanent financing was not obtained prior to closing, tax expense associated with the remeasurement of deferred taxes due to state apportionment changes resulting from the acquisition of Stavola, and tax expense related to non-deductible goodwill resulting from the divestiture of the steel components business.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2025 Guidance
	2024	2023	2024	2023	Low	High
Revenues	$666.2	$582.2	$2,569.9	$2,307.9	$2,800.0	$3,000.0

Net income (loss)	(7.7)	27.1	93.7	159.2	170.9	202.4
Add:
Interest expense, net	34.1	6.8	63.4	23.4	104.0	107.0
Provision for income taxes	18.1	9.4	36.3	36.7	40.1	50.6
Depreciation, depletion, and amortization expense(1)	60.4	40.7	195.0	159.5	230.0	235.0
EBITDA	104.9	84.0	388.4	378.8	545.0	595.0
Add (less):
(Gain) loss on sale of businesses	(1.4)	—	2.1	(6.4)	—	—
Impact of acquisition and divestiture-related expenses(2)	26.1	0.8	46.5	2.2	—	—
Benefit from reduction in holdback obligation	—	—	—	(5.0)	—	—
Impairment charge	—	—	5.8	—	—	—
Other, net (income) expense	(1.3)	(0.5)	4.2	(2.0)	—	—
Adjusted EBITDA	$128.3	$84.3	$447.0	$367.6	$545.0	$595.0
Adjusted EBITDA Margin	19.3%	14.5%	17.4%	15.9%	19.5%	19.8%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	12	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Construction Products
Revenues	$311.9	$238.3	$1,105.1	$1,001.3

Operating Profit	25.3	24.4	133.9	138.6
Add: Depreciation, depletion, and amortization expense(1)	45.0	28.6	134.7	111.7
Segment EBITDA	70.3	53.0	268.6	250.3
Less: Gain on sale of businesses	—	—	(5.0)	—
Add: Impact of acquisition and divestiture-related expenses(2)	10.5	—	12.2	—
Less: Benefit from reduction in holdback obligation	—	—	—	(5.0)
Add: Impairment charge	—	—	5.8	—
Adjusted Segment EBITDA	$80.8	$53.0	$281.6	$245.3
Adjusted Segment EBITDA Margin	25.9%	22.2%	25.5%	24.5%

Engineered Structures
Revenues	$261.5	$236.3	$1,047.3	$873.5

Operating Profit	32.4	25.4	126.4	95.7
Add: Depreciation and amortization expense(1)	13.3	6.9	45.4	26.6
Segment EBITDA	45.7	32.3	171.8	122.3
Add: Impact of acquisition and divestiture-related expenses(2)	—	—	1.6	—
Less: Gain on sale of businesses	—	—	(14.5)	(6.4)
Adjusted Segment EBITDA	$45.7	$32.3	$158.9	$115.9
Adjusted Segment EBITDA Margin	17.5%	13.7%	15.2%	13.3%

Transportation Products
Revenues	$92.9	$108.0	$417.6	$433.5

Operating Profit	17.2	10.0	30.2	45.8
Add: Depreciation and amortization expense	1.7	3.9	12.6	16.0
Segment EBITDA	18.9	13.9	42.8	61.8
Add: Loss on sale of businesses	(1.4)	—	21.6	—
Adjusted Segment EBITDA	$17.5	$13.9	$64.4	$61.8
Adjusted Segment EBITDA Margin	18.8%	12.9%	15.4%	14.3%

Operating Loss - Corporate	$(31.7)	$(17.0)	$(92.9)	$(62.8)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	15.6	0.8	32.7	2.2
Add: Corporate depreciation expense	0.4	1.3	2.3	5.2
Adjusted EBITDA	$128.3	$84.3	$447.0	$367.6
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Construction Products
Revenues	$311.9	$238.3	$1,105.1	$1,001.3
Less: Freight revenues(1)	26.3	29.1	100.0	119.3
Freight-Adjusted Revenues	$285.6	$209.2	$1,005.1	$882.0

Adjusted Segment EBITDA(2)	$80.8	$53.0	$281.6	$245.3
Adjusted Segment EBITDA Margin(2)	25.9%	22.2%	25.5%	24.5%

Freight-Adjusted Segment EBITDA Margin	28.3%	25.3%	28.0%	27.8%

(1) The freight revenue amount shown for the year ended December 31, 2023 has been updated from the prior year disclosure due to a reclass between freight revenue and product revenue.
(2) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. We use this metric to assess the liquidity of our consolidated business. We present Free Cash Flow for the convenience of investors who use it in their analysis and for shareholders who need to understand the metric we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash Provided by Operating Activities	$248.2	$62.2	$502.0	$261.0
Capital expenditures	(53.3)	(58.7)	(189.7)	(203.5)
Proceeds from disposition of property, plant, equipment, and other assets	4.3	6.5	18.3	36.6
Free Cash Flow	$199.2	$10.0	$330.6	$94.1

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2024
Total debt excluding debt issuance costs	$1,707.1
Cash and cash equivalents	187.3
Net Debt	$1,519.8

Adjusted EBITDA (trailing twelve months)(1)	$515.2
Net Debt to Adjusted EBITDA	2.9

(1) Adjusted EBITDA includes an upward pro forma adjustment for Ameron, acquired on April 9, 2024, of $5.0 million, which reflects an amount equal to 25% of Ameron’s historical Adjusted EBITDA for the twelve months ended December 31, 2023 of $19.8 million, as previously disclosed, to approximate the three-month pro forma impact on our Adjusted EBITDA as if the acquisition had occurred on December 31, 2023. Adjusted EBITDA includes an upward pro forma adjustment for Stavola, acquired on October 1, 2024, of $71.2 million, which was Stavola's Adjusted EBITDA for the nine months ended September 31, 2024, to reflect the nine-month pro forma impact on our Adjusted EBITDA as if the acquisition had occurred on December 31, 2023. Also included is a $8.0 million downward pro forma adjustment to exclude Adjusted EBITDA from the steel components business during the period, which was divested on August 16, 2024.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components Business
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Steel Components Business:
Operating Profit	$1.4	$2.9	$(19.5)	$11.0
Add: Depreciation and amortization expense	—	2.4	5.9	9.7
Steel Components EBITDA	1.4	5.3	(13.6)	20.7
Add: (Gain) loss on sale of business	(1.4)	—	21.6	—
Steel Components Adjusted EBITDA	$—	$5.3	$8.0	$20.7

972.942.6500	16	arcosa.com